Exhibit 99.1

Nov 25, 2013

NASDAQ OMX Announces Leadership Transition in U.S. Transaction

Services Business

Eric W. Noll to Join ConvergEx Group, LLC as President

NEW YORK, Nov. 25, 2013 (GLOBE NEWSWIRE) — NASDAQ OMX today announced that Eric W. Noll, Executive Vice President, Transaction Services U.S. and U.K., will be leaving the company to accept an offer to become President and the next Chief Executive Officer of ConvergEx Group. NASDAQ OMX will assess internal and external candidates for Mr. Noll’s replacement, and plans to fill that role near the end of the first quarter 2014.

“During his tenure with the NASDAQ OMX, Eric has been instrumental in solidifying the strategic direction and expansion of our transaction services businesses,” said Robert Greifeld, CEO, NASDAQ OMX. “We benefited greatly from Eric’s leadership and judgment in driving the diversification of the trading products and solutions we offer customers today. We wish Eric well as he embarks on this next phase in his career.”

“For the past five years at NASDAQ OMX, I have taken great joy in working with the dedicated team behind a transformative company at the center of our capital markets system,” said Eric Noll. “Now, I have a unique opportunity to lead a global brokerage firm during this important time for the financial markets,” said Mr. Noll.

The NASDAQ OMX Transactions Services U.S. and U.K. business provides the financial services community with trading platforms, market quality programs and solutions that reduce operational costs for a wide range of market participants with various investment strategies, time horizons and risk tolerance. The business is a market leader and operates the world’s most liquid exchange for U.S. equities, as well as options, fixed income, exchange-traded products and futures platforms across the globe. In addition, the business provides market participants leading edge solutions in areas like risk management, connectivity and data storage, all which lower the barrier of entry and provide cost efficiencies so that firms may concentrate on alpha generation.

About NASDAQ OMX:

NASDAQ OMX (Nasdaq:NDAQ) is a leading provider of trading, exchange technology, information and public company services across six continents. Through its diverse portfolio of solutions, NASDAQ OMX enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 80 marketplaces in 50 countries, and approximately 1 in 10 of the world’s securities transactions. NASDAQ OMX is home to more than 3,300 listed companies with a market value of over $7 trillion and more than 10,000 corporate clients. To learn more, visit www.nasdaqomx.com.

The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular security or an overall investment strategy. Neither The NASDAQ OMX Group, Inc. nor any of its affiliates makes any recommendation to buy or sell any security or any representation about the financial condition of any company. Statements regarding NASDAQ-listed companies are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate companies before investing. ADVICE FROM A SECURITIES PROFESSIONAL IS STRONGLY ADVISED.

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CONTACT:	NASDAQ OMX Media Contact:
Joseph Christinat
(646) 441 5121
joseph.christinat@nasdaqomx.com

Robert Madden
(646) 441-5045
Robert.Madden@nasdaqomx.com